Exhibit 21.1

MP MATERIALS CORP.

Subsidiaries

Company	State or Jurisdiction of Incorporation
MP Mine Operations LLC	Delaware
MPMO Merger LLC	Delaware
Secure Natural Resources LLC	Delaware
SNR Merger LLC	Delaware